American Eagle Energy Inc. Announces Sale of Partial Interest in Spyglass
Project in North Dakota

Billings, Montana; May 31, 2011 – American Eagle Energy Inc. (OTCBB:AMZG; “American Eagle” or the “Company”) is pleased to announce today that the Company, and its proposed merger partner Eternal Energy Corp., and a third party signed two related Purchase and Sale Agreements for the sale by American Eagle and Eternal Energy of half of their respective interests in the Spyglass Project located in Divide County, North Dakota.  The closing of the first transaction occurred today and relates to the sale of an undivided 50% interest in approximately 8,188 net acres for approximately $7.165 million to be divided equally between American Eagle and Eternal Energy.  Up to an additional undivided 50% interest in 714 net acres may be sold to the third party on the same terms and conditions as part of the first transaction in the near term.  The closing of the second purchase and sale agreement is currently scheduled for July 26, 2011, and relates to the potential sale of an undivided 50% interest in approximately 1,096 additional net acres for approximately $959,000 to be divided equally between American Eagle and Eternal Energy.  The further closing of the first transaction and the closing of some or all of the second transaction remains subject to confirmation by the purchaser of certain aspects of title or other previously granted preferential sale rights.  The purchaser is a wholly-owned subsidiary of a publicly traded company with a market cap in excess of $10 billion.

American Eagle and Eternal Energy have recently sought approval for six 1,280 acre spacing units in an area of the Spyglass Project in which they expect to operate and currently plan to drill two horizontal wells in the near term.  Eternal Energy will retain operatorship for the project.

The Spyglass Project is a Bakken and Three Forks play in northern Divide County, North Dakota, that has seen a recent increase in drilling in the area.  American Eagle and Eternal Energy hold non-operated working interests in several wells drilled in 2011 by SM Energy and by Samson Resources.  During the remainder of this year, American Eagle and Eternal Energy expect to participate in up to four additional non-operated wells to be drilled by these parties.

Richard Findley, the Company’s Chief Executive Officer stated, “American Eagle is excited to consummate this sale, which will provide a significant capital influx to the Company while it still retains a major interest in its Spyglass Project.  The ability to accelerate our strategic growth plan in the near term is an important component of this transaction.”

About American Eagle Energy Inc.:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, American Eagle Energy Inc.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read our Annual Report on Form 10-K for the eight-month period ended December 31, 2010, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2011, and our other documents filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release.  Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov).  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Richard Findley
Chief Executive Officer
American Eagle Energy Inc.
406-294-9765